Exhibit 10.20(b)


                                        January 1, 1997



Mr. Frank S. Greenberg



Dear Frank:

This letter will confirm our understanding of the arrangements under which you are to provide consulting services for Burlington Industries, Inc. ("Burlington" or the "Company"). The terms of this arrangement are set out below.

        1. You will render services as an independent private consultant to Burlington at times and places deemed mutually agreeable. In your consulting activities for the Company, you will report to George Henderson or his designated representative.

        2. Your services will be rendered as needed over the period of January 1, 1997 through December 31, 1997 (the "Consulting Period").

        3. It is understood that during the Consulting Period, the Company will pay you an annual retainer fee of $100,000.00, payable pro rata in arrears on a monthly basis, for your commitment to provide consulting time to the Company. For all consulting days requested and provided, by mutual agreement, the Company will also pay you at the rate of $4,000.00 per day, provided that the annual aggregate amount of per diem fees will not exceed $100,000.00. An invoice for services rendered shall be submitted by the 5th day of each month for the preceding month's services.

        4. This Agreement can be terminated at any time during the period by yourself upon the provision of ninety (90) days written notice. This Agreement may be extended beyond the Consulting Period upon the mutual agreement and written consent of the parties.

    5. It is understood that the Company will reimburse you for air travel, or any other reasonable travel expense to and from the location of your assignment, including lodging, meals, travel, and miscellaneous expenses as provided by the Burlington expense report policy. All such expenses are to be submitted on a monthly basis, covered by a properly completed and signed Burlington expense report form. You acknowledge and agree that you will not be covered by Burlington's business travel/accident insurance policies when traveling in performance of the services being rendered hereunder.

        6. During the period hereof, you shall remain free to undertake both professional and consulting agreements with other parties, provided, however, that you will not become employed by or render advisory or consulting services to any competitor (present or potential) of Burlington without our prior written consent and approval. If you accept full time employment by a person or entity other than Burlington during the period hereof or become employed by or perform any services for a competitor without our consent, this Agreement will automatically terminate. Your commitments hereunder with respect to refraining from providing services to any competitor (or become employed thereby) are separate from and independent of other non-compete, non-disclosure obligations which you may have under any employment or benefit arrangement with the Company, and no consent to provide services to a competitor under this Agreement or cancellation of this Agreement shall affect in any way any such other obligation, or be deemed to consent to any potential violation thereof.

        7. You recognize and confirm your continuing obligation, notwithstanding any provision of this Agreement to the contrary, to maintain confidential all information, operations or situations treated by Burlington as secret and/or confidential which became known to you during the course of your employment prior to the date of this Agreement. You recognize that in working with us under this Agreement it will be necessary to disclose to you and expose you to information, operations, and situations which we treat as confidential. You agree accordingly to keep these matters, any trade secrets and the scope of your work with us entirely secret and confidential until made public by Burlington.

        8. You recognize and confirm, notwithstanding any provision of this Agreement to the contrary, that all improvements, inventions, designs and useful ideas conceived or made by you during your past employment with Burlington which relate in any way to Burlington's business shall be disclosed promptly in writing, drawing or other tangible form to Burlington and shall be its exclusive property. All improvements, inventions, designs and useful ideas and other works of authorship conceived or made by you in connection with your performance of services under this Agreement shall be disclosed promptly in writing, drawing or other tangible form to Burlington and shall be its exclusive property. All such property described herein shall be assigned or conveyed to Burlington. You agree further to execute all necessary applications and assignments with respect to such property which we may prepare at our own expense. There will be no additional costs or charges to the Company for the assignment or conveyance of such rights or applications, if any, to the Company.

    9. You acknowledge and agree that Burlington has no obligation to pay you severance pay or any other compensation not expressly provided for herein by virtue of your performance of services under this Agreement.

    10. It is  understood  and agreed  that the  services  to be rendered by you under this Agreement shall be rendered by you as an independent contractor/consultant and you will not be deemed an employee of Burlington Industries, Inc. or any of its subsidiaries, and as such you will not be covered under any of the Company's employee benefit programs, except those for which you may have become eligible by virtue of your previous employment with Burlington.

    11. Burlington will deduct applicable FICA and income taxes from payments for services rendered under this Agreement.

    12. You hereby represent that, to your knowledge, there are no impediments or preexisting obligations which could prevent or impair your ability to perform the terms of this Agreement. In the event you are unable to perform your obligations hereunder by reason of such impediments or preexisting obligations, then Burlington shall be released from all obligations under this Agreement.

    13. This integrated document (as it may be amended or extended from time to time pursuant to paragraph 4 herein) constitutes the entire Agreement concerning your consulting activities for Burlington, as addressed herein; and it supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning all the services covered herein.

    14. Your obligations under paragraphs 7 and 8 will survive the expiration or termination of this Agreement.

If the foregoing confirms our understanding, would you please sign and return to us the enclosed duplicate original of this letter.

                                            Sincerely,

                                            BURLINGTON INDUSTRIES, INC.



                                            By_________________________
                                              George W. Henderson, III
                                              President and Chief
                                              Executive Officer


Confirmed and Agreed to:


------------------------------
Frank S. Greenberg

Date Signed___________________